                Exhibit 10.2

ETSY, INC.
2015 EQUITY INCENTIVE PLAN
NOTICE OF PERFORMANCE STOCK UNIT AWARD
You have been granted Stock Units, subject to performance conditions (“Performance Stock Units” or “PSUs”), representing shares of common stock of Etsy, Inc. (the “Company”) on the following terms:

Name of Recipient:	[●]

Total Number of Performance Stock Units Granted at Target:
[That number of shares equal to $[●] divided by the average closing price of Etsy’s common stock on the NASDAQ (rounded to the nearest hundredth) on the 30 trading days immediately preceding and including the Date of Grant] PSUs (the “Award”)

Date of Grant:	[●] (“Date of Grant”)
Performance Conditions:
Except as otherwise provided in the Performance Stock Unit Agreement, vesting will be based on your continuous Service (as described below) and achievement of certain performance goals relating to the following four equally-weighted performance metrics (collectively, the “Performance Conditions”): (i) Gross Merchandise Sales (as defined in Exhibit A of the Performance Stock Unit Agreement), (ii) Revenue (as defined in Exhibit A of the Performance Stock Unit Agreement), (iii) Adjusted EBITDA Margin (as defined in Exhibit A of the Performance Stock Unit Agreement) (the PSUs subject to performance metrics (i), (ii) and (iii), the “Financial PSUs”)) and (iv) relative total shareholder return compared to the Comparator Group (as defined in Exhibit A of the Performance Stock Unit Agreement) (the “Relative TSR PSUs”), in each case, determined, except as otherwise provided herein, at the end of the applicable Performance Period (as defined on Exhibit A of the Performance Stock Unit Agreement).

Service Vesting Schedule:
Subject to the terms and conditions of the Plan and the Performance Stock Unit Agreement, (A) 50% of the Financial PSUs earned based on the achievement of the Performance Conditions will vest on each of (i) [●], and (ii) [●] (together, the “Financial PSU Vesting Dates”); and (B) 100% of the Relative TSR PSUs earned based on the achievement of the Performance Conditions will vest on [●] (the “Relative TSR PSU Vesting Date” and together with the “Financial PSU Vesting Dates,” the “Vesting Dates”), in each case, subject to your continuous Service through each such Vesting Date or as otherwise set forth in the Performance Stock Unit Agreement. The portion, if any, of the PSUs that shall vest shall range from 0% to 200% of the

Target number of shares underlying the Award based on the achievement of performance against the Performance Goals as set forth in the Performance Stock Unit Agreement, as determined in accordance with the methodology set out on Exhibit A of the Performance Stock Unit Agreement. Notwithstanding the foregoing, in the event that your continuous Service terminates due to a Qualifying Retirement (as defined in the Performance Stock Unit Agreement) on or after the first anniversary of the Date of Grant and subject to your satisfaction of the other requirements set forth in the Performance Stock Unit Agreement, the PSUs will vest as provided in the Performance Stock Unit Agreement.

These PSUs are granted under and governed by the terms and conditions of the Company’s 2015 Equity Incentive Plan (the “Plan”) and the Performance Stock Unit Agreement, both of which are incorporated into this document.
You agree to accept by email all documents relating to the Plan or this Award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company.
You further agree to comply with the Company’s Insider Trading Policy.
BY ACKNOWLEDGING AND ACCEPTING THIS NOTICE, THE PERFORMANCE STOCK UNIT AGREEMENT AND THE PLAN, YOU AGREE TO THE
TERMS AND CONDITIONS DESCRIBED IN THESE DOCUMENTS

ETSY, INC.
2015 EQUITY INCENTIVE PLAN
PERFORMANCE STOCK UNIT AGREEMENT

Grant of Units
Subject to all of the terms and conditions set forth in the Notice of Performance Stock Unit Award, this Performance Stock Unit Agreement (the “Agreement”) and the Company’s 2015 Equity Incentive Plan (the “Plan”), the Company has granted to you a target number of PSUs as set forth in the Notice of Performance Stock Unit Award. The PSUs shall be credited to a separate account maintained for you on the books of the Company (the “Account”). On any given date, the value of each PSU comprising the Award shall equal the Fair Market Value of one share of common stock of the Company (each, a “Common Share”). The Award shall vest and settle as set forth below.

All capitalized terms used in this Agreement shall have the meanings assigned to them in this Agreement, the Notice of Performance Stock Unit Award or the Plan.

Payment for Units	No payment is required for the PSUs that you are receiving.

Vesting
The Award shall be eligible to vest as provided in this Section of the Performance Stock Unit Agreement and shall become earned to the extent provided in the tables set forth on Exhibit A attached hereto if, and to the extent that, (A) your Service continues through each of the Vesting Dates or as otherwise set forth below and (B) the Administrator (as defined on Exhibit A attached hereto) certifies that the Company has achieved or exceeded Threshold performance for (i) the “Gross Merchandise Sales Goal,” (ii) the “Revenue Goal,” (iii) the “Adjusted EBITDA Margin Goal” and (iv) the “Relative TSR Goal” (each as defined in Exhibit A, and collectively referred to herein as the “Performance Goals”) necessary for any portion of the Award to be earned and eligible to vest. The portion, if any, of the Award that shall vest shall range from 0% to 200% of the Target number of Common Shares underlying the Award based on achievement against the Performance Goals, as determined in accordance with the methodology set out on Exhibit A. For the avoidance of doubt, the Administrator shall have the right, to adjust or modify the Performance Goals as permitted under the Plan and as provided in this Agreement. Except as otherwise provided herein, no additional PSUs will vest after your Service has terminated for any reason.

Forfeiture
If your Service terminates for any reason other than in connection with a Qualifying Retirement (as defined below), your death, a Change in Control (as defined in Etsy’s Executive Severance Plan, hereinafter, the “Severance Plan”) or for a Qualifying Termination (as defined in the Severance Plan), then your PSUs will be forfeited to the extent that they have not vested and been earned before the termination date. This means that any PSUs that have not vested and been earned under this Agreement will be cancelled immediately. You receive no payment for PSUs that are forfeited. The Company determines when your Service terminates for all purposes of your PSUs.

Treatment Upon Qualifying Retirement
If your Service terminates due to a Qualifying Retirement prior to the end of the applicable Performance Period, then a portion of the Award (if any) that is determined by the Administrator to be eligible to vest based on actual performance through the end of the applicable Performance Period, prorated based on the number of days you were in Service during the Performance Period through the date of your Qualifying Retirement, will vest on the applicable Vesting Date(s). If your continuous Service terminates due to a Qualifying Retirement on or after the end of the applicable Performance Period but prior to a Vesting Date, the portion of the Award that was determined by the Administrator to be eligible to vest based on actual performance through the end of the Performance Period, without proration, will vest on the applicable Vesting Date(s).

For purposes of clarity, if your continuous Service terminates due to a Qualifying Retirement (x) prior to the end of the Financial Performance Period, both any Financial PSUs and any Relative TSR PSUs that are deemed eligible to vest will be prorated as set forth above, (y) on or after the end of the Financial Performance Period but prior to the end of the Relative TSR Performance Period, any Financial PSUs that are deemed eligible to vest will not be subject to proration, and any Relative TSR PSUs that are deemed eligible to vest will be prorated as set forth above, or (z) on or after the end of the Relative TSR Performance Period, no portion of the Award that is deemed eligible to vest will be prorated.

For purposes of this Award “Qualifying Retirement” means your voluntary termination of Service, unless circumstances exist that would constitute cause, on or after the first anniversary of the Date of Grant and following (i) the date at which your combined age and years of Service with the Company or a Parent, Subsidiary, or an Affiliate equals or exceeds 70 (the “Rule of 70”), and (ii) for all Employees at the Vice President level and above, excluding officers for the purpose of Section 16 of the Securities Exchange Act of 1934 (“Section 16 Officers”), your provision of ninety (90) days’ advance written notice of your intention to voluntarily terminate your Service to both retirement@etsy.com and your manager.

Notwithstanding anything in this Agreement or the Plan to the contrary, for the purposes of determining whether you satisfy the Rule of 70, “Service” means continuous employment as measured from your most recent date of hire or rehire only and includes partial years, but shall not include any service provided as a Consultant to the Company or a Parent, Subsidiary, or an Affiliate following a change in your status from Employee to Consultant.

Treatment Upon Death	In the event that your continuous Service terminates due to your death prior to the end of the applicable Performance Period, to the extent the Award has not previously been forfeited or terminated, a portion of the Award, prorated based on the number of days you were in Service during the Performance Period, will immediately vest as of the date of such termination, assuming achievement of the Performance Goals at the Target level of performance. If your continuous Service terminates due to your death on or after the end of the applicable Performance Period and (i) prior to the first Vesting Date, the portion of the Award that was determined by the Administrator to be eligible to vest based on actual performance through the end of the Performance Period, without proration, will vest in full on the first Vesting Date, or (ii) if applicable, after the first Vesting Date, the remaining portion of the Award that was determined by the Administrator to be eligible to vest based on actual performance through the end of the Performance Period, without proration, will immediately vest as of the date of such termination.

Change in Control Treatment
If a Change in Control occurs prior to [●], the Performance Periods will end as of the date of such Change in Control and (i) any unearned Financial PSUs will be deemed to be earned at Target performance level set forth on Exhibit A if the Change in Control occurs during the Financial Performance Period, and such earned Financial PSUs will continue to vest in accordance with the original service vesting schedule set forth in the Notice of Performance Stock Unit Award and (ii) any unearned Relative TSR PSUs will be deemed earned at the greater of (x) Target performance level set forth on Exhibit A or (y) actual performance level based on a truncated Relative TSR Performance Period that will end on the closing date of such Change in Control and will use the Change in Control price per Common Share, and such earned Relative TSR PSUs will continue to vest in accordance with the original service vesting schedule set forth in the Notice of Performance Stock Unit Award. Notwithstanding the foregoing, in the event you experience a Qualifying CIC Termination (as defined in the Severance Plan), your earned Financial PSUs and your earned Relative TSR PSUs will fully vest as of the date of such Qualifying CIC Termination. For the avoidance of doubt, if a Change in Control occurs after the end of the Financial Performance Period but before the end of the Relative TSR Performance Period, the Financial PSUs will be earned based on actual performance during the Financial Performance Period.

Vesting upon a Qualifying Termination
If you experience a Qualifying Termination during the Financial Performance Period, then (i) the Financial PSUs will be deemed to be earned at Target performance level set forth on Exhibit A and (ii) the Relative TSR PSUs will be deemed to be earned at the greater of (x) Target performance level set forth on Exhibit A or (y) actual performance level based on a truncated Relative TSR Performance Period that will end on the date of such Qualifying Termination. If you experience a Qualifying Termination after the end of the Financial Performance Period but before the end of the Relative TSR Performance Period, then the Relative TSR PSUs will be deemed to be earned at the greater of (x) Target performance level set forth on Exhibit A or (y) actual performance level based on a truncated Relative TSR Performance Period that will end on the date of such Qualifying Termination. You will vest, as of the date of such Qualifying Termination, in a prorated portion of such PSUs based on the number of days that you were in Service during the Performance Period through the date of such Qualifying Termination; provided that the Administrator will at all times retain discretion in good faith to reduce the number of PSUs that would otherwise be earned and eligible to vest as of the date of such Qualifying Termination (but in no event will the application of such negative discretion after the end of the Financial Performance Period but before the end of the Relative TSR Performance Period result in the number of PSUs that would otherwise be earned be less than actual performance). If you experience a Qualifying Termination after the end of the Relative TSR Performance Period, but before the PSUs have vested and settled in Common Shares, then all earned but unvested PSUs shall fully vest as of the date of such Qualifying Termination. For the avoidance of doubt, if you experience a Qualifying Termination after the end of the Financial Performance Period but before the end of the Relative TSR Performance Period, the Financial PSUs will be earned based on actual performance during the Financial Performance Period.

Leaves of Absence and Part-Time Work
For purposes of the Award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by applicable law, the Company’s leave of absence policy or the terms of your leave. However, your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Performance Stock Unit Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, the Company may adjust the vesting schedule so that the rate of vesting is commensurate with your reduced work schedule.

Settlement
The Company shall settle the Award on (a) each of the Vesting Dates, (b) in the case of your termination due to death, as soon as administratively practicable thereafter, and (c) in the case of a Qualifying Termination, the date of such Qualifying Termination, and shall therefore issue (in book-entry form) in your name one Common Share (each, a “PSU Share”) for each such vested PSU comprising the Award (and, upon such settlement, those PSUs shall cease to be credited to the Account). No fractional shares will be issued upon settlement, and so any fractional share that may be payable shall be rounded to the nearest whole share. Notwithstanding anything to the contrary in this Agreement, if the delivery of Common Shares upon settlement of the Award would require you to make a filing under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, then, in lieu of delivering such Common Shares, the Company may, in its sole discretion, settle the Award, in whole or in part, in cash.

Without limiting the foregoing and to the extent that the settlement of the Award is not exempt from Code Section 409A, Common Shares may be issued or withheld in accordance with Treasury Regulations Section 1.409A-3(j)(4)(vi) in order to pay the Federal Insurance Contributions Act (“FICA”) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2) on such deferred compensation (the “FICA Amount”). Additionally, Common Shares may be issued or withheld at the time that the FICA tax is remitted to pay the associated income tax on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or, if applicable, foreign tax laws as a result of the payment of the FICA Amount and to pay the additional income tax on wages attributable to the pyramiding Code Section 3401 wages and taxes; provided, that the total value of Common Shares issued or withheld pursuant to this paragraph may not exceed the aggregate value of the FICA Amount and the income tax withholding related to such FICA Amount.

Section 409A	This paragraph applies only if the Company determines that you are a “specified employee,” as defined in the regulations under Code Section 409A at the time of your “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), and it is determined that settlement of these PSUs is not exempt from Code Section 409A. If this paragraph applies, and the event triggering settlement is your “separation from service,” then any PSUs that otherwise would have been settled during the first six months following your “separation from service” will instead be settled on the first business day following the earlier of (i) the six-month anniversary of your separation from service or (ii) your death.

Each installment of PSUs that vests is hereby designated as a separate payment for purposes of Code Section 409A.

Nature of Units	Your PSUs are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue Common Shares (or distribute cash) on a future date. As a holder of PSUs, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or Dividends	Your PSUs carry neither voting rights nor rights to cash dividends. You have no rights as a stockholder of the Company unless and until your PSUs are settled by issuing Common Shares.

Units Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any PSUs. For instance, you may not use your PSUs as security for a loan.

Beneficiary Designation	You may dispose of your PSUs in a written beneficiary designation. A beneficiary designation must be filed with the Company on the proper form and must have been received before your death. If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any vested and earned PSUs that you hold at the time of your death.

Withholding Taxes	No stock certificates (or their electronic equivalent) or cash will be distributed to you unless you have paid any withholding taxes that are due as a result of the vesting or settlement of PSUs. Withholding taxes will be paid by (a) the Company withholding PSU Shares from those that otherwise would be issued to you when the PSUs are settled, (b) if permitted by the Company, by the Company withholding cash from cash compensation otherwise payable to you or (c) if required at the Company’s discretion (or with the Company’s permission, at your election), by paying cash to the Company or by payment from the proceeds of the sale of shares through a Company-approved broker. For the avoidance of doubt, the withholding of PSU Shares shall only be permitted to the extent authorized by the Administrator, and the management shall not be authorized to disallow the withholding of such PSU Shares to satisfy tax withholding.

Restrictions on Resale	You agree not to sell any shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Retention Rights	Your Award or this Agreement does not give you the right to be retained by the Company, a Parent, Subsidiary or an Affiliate in any capacity. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate your Service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of your PSUs will be adjusted accordingly, as the Company may determine pursuant to the Plan.

Effect of Significant Corporate Transactions
If the Company is a party to a merger, consolidation or certain change in control transactions, then your PSUs will be subject to the applicable provisions of Article 9 of the Plan, provided that any action taken must either (a) preserve the exemption of your PSUs from Code Section 409A or (b) comply with Code Section 409A.

Recoupment Policy	This Award, and the PSU Shares acquired upon settlement of this Award, shall be subject to any Company recoupment or clawback policy in effect from time to time.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice-of-law provisions).

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference.

The Plan, this Agreement and the Notice of Performance Stock Unit Award constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.
BY ACKNOWLEDGING AND ACCEPTING THIS AGREEMENT,
YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE
AND IN THE PLAN.

EXHIBIT A

The (i) Gross Merchandise Sales Goal for Target performance is $[●] billion, (ii) Revenue Goal for Target performance is $[●] billion, (iii) Adjusted EBITDA Margin Goal for Target performance is [●]% and (iv) Relative TSR Goal for Target performance is 55th percentile, in each case, determined, except as otherwise provided herein, at the end of the applicable Performance Period (as defined below). For the Financial PSUs, performance is measured over the Financial Performance Period, and for the Relative TSR PSUs, performance is measured over the Relative TSR Performance Period.

The Administrator shall have the right to adjust or modify the calculation of the Performance Goals as permitted under the Plan or contemplated herein. In addition, the Performance Goals and the calculated level of achievement of the Performance Goals may be equitably adjusted from time to time in any manner that the Administrator deems necessary or appropriate in its sole discretion. For instance, adjustments may be made to take account of any (i) acquisitions, divestitures, reorganization, restructuring, or any other specific unusual or nonrecurring events or conditions that occur during the applicable Performance Period, and/or (ii) changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results, including such changes that result in gains, losses or expenses determined to be extraordinary or unusual in nature or infrequent in occurrence, in each case, affecting the Company or any of its subsidiaries or the financial statements of the Company or any of its subsidiaries (each, a “Permitted Adjustment”).

“Adjusted EBITDA” shall mean the Company’s consolidated net income (loss) adjusted to exclude: interest and other non-operating expense, net; provision (benefit) for income taxes; depreciation and amortization; stock-based compensation expense; foreign exchange loss (gain); acquisition-related expenses; goodwill impairment; non-ordinary course disputes; restructuring and other exit income; and loss on extinguishment of debt (all such metrics to be determined on a basis consistent with the methodology for determination as of the Date of Grant, and, for the avoidance of doubt, specifically excluding the impact of subsidiaries acquired after the Date of Grant), as may be further adjusted by the Administrator in its discretion to reflect any Permitted Adjustments.

“Adjusted EBITDA Margin” shall mean the quotient of (i) consolidated Adjusted EBITDA for the Financial Performance Period, over (ii) the consolidated Revenue for the Financial Performance Period, expressed as a percentage.

“Administrator” shall mean the Board of Directors of the Company or the Compensation Committee, to the extent the Board of Directors delegates such authority to the Compensation Committee.

“Comparator Group” shall consist of those companies that are constituents of the NASDAQ Composite Index as of [●]; provided, that, the Comparator Group may be adjusted by the Administrator in its sole discretion (x) in the event of the merger, acquisition, bankruptcy, or similar transaction of a Comparator Group member, (y) in response to a change in circumstances that results in a member of the Comparator Group no longer being a publicly traded company or having publicly traded stock or (z) in any other manner that the Administrator deems necessary or appropriate.

“Ending Share Price” shall mean, with respect to any one company, the average closing price of one share of common stock during the last [●] calendar days of the Relative TSR Performance Period.

“Financial Performance Period” shall mean the two-year performance period applicable to the Financial PSUs, which will begin on [●] and end on [●].

“Gross Merchandise Sales” shall mean the dollar value of items sold in the Company’s consolidated marketplaces (determined in a manner consistent with the methodology for determination as of the Date of Grant, and, for the avoidance of doubt, specifically excluding the impact of marketplaces acquired after the Date of Grant), excluding shipping fees and net of refunds associated with canceled transactions, as may be adjusted by the Administrator in its discretion to reflect any Permitted Adjustments.

“Initial Share Price” shall mean, with respect to any one company, the average closing price of one share of common stock during the first 60 calendar days of the Relative TSR Performance Period.

“Performance Period” shall mean the Financial Performance Period and/or the Relative TSR Performance Period.

“Relative TSR” shall mean the percentile rank of the Company’s TSR determined by dividing (x) the Company’s numerical position in the ranking of the TSRs calculated for each company in the Comparator Group as of the end of the Relative TSR Performance Period (ranking by lowest to highest TSR) by (y) the total number of companies included in the Comparator Group as of the end of the Relative TSR Performance Period, rounding to the nearest hundredth.

“Relative TSR Performance Period” shall mean the three-year performance period applicable to the Relative TSR PSUs, which will begin on [●] and end on [●].

“Revenue” shall mean the Company’s consolidated revenue (determined in a manner consistent with the US GAAP methodology used for reporting in the Company’s Consolidated Statements of Operations as of the Date of Grant, and, for the avoidance of doubt, specifically excluding the impact of subsidiaries acquired after the Date of Grant), as may be adjusted by the Administrator in its discretion to reflect any Permitted Adjustments.

“TSR” shall mean, with respect to any one company, (x) the Ending Share Price minus the Initial Share Price (assuming all dividends and other distributions made on such share are reinvested), divided by (y) the Initial Share Price and multiplied by 100.

Performance Goals

Gross Merchandise Sales
For the Financial Performance Period

Achievement Level	Gross Merchandise Sales Performance Goals	Percentage of Award Vesting on [●]	Percentage of Award Vesting on [●]
Below Threshold	Less than $[●] billion	[●]%	[●]%
Threshold	$[●] billion	[●]%	[●]%
Target	$[●] billion	[●]%	[●]%
Stretch	Greater than or equal to $[●] billion	[●]%	[●]%

If, for the Financial Performance Period, Gross Merchandise Sales is greater than the threshold achievement level set forth above but less than the target achievement level set forth above, or is greater than the target achievement level set forth above but less than the stretch achievement level set forth above, then the percentage of the Award eligible to vest shall be determined using linear interpolation.

Revenue
For the Financial Performance Period

Achievement Level	Revenue Performance Goals	Percentage of Award Vesting on[●]	Percentage of Award Vesting on [●]
Below Threshold	Less than $[●] billion	[●]%	[●]%
Threshold	$[●] billion	[●]%	[●]%
Target	$[●] billion	[●]%	[●]%
Stretch	Greater than or equal to $[●] billion	[●]%	[●]%

If, for the Financial Performance Period, Revenue is greater than the threshold achievement level set forth above but less than the target achievement level set forth above, or is greater than the target achievement level set forth above but less than the stretch achievement level set forth above, then the percentage of the Award eligible to vest shall be determined using linear interpolation.

Adjusted EBITDA Margin
For the Financial Performance Period

Achievement Level	Adjusted EBITDA Margin Performance Goals	Percentage of Award Vesting on [●]	Percentage of Award Vesting on [●]
Below Threshold	Less than [●]%	[●]%	[●]%
Threshold	[●]%	[●]%	[●]%
Target	[●]%	[●]%	[●]%
Stretch	Greater than or equal to [●]%	[●]%	[●]%

If, for the Financial Performance Period, Adjusted EBITDA Margin is greater than the threshold achievement level set forth above but less than the target achievement level set forth above, or is greater than the target achievement level set forth above but less than the stretch achievement level set forth above, then the percentage of the Award eligible to vest shall be determined using linear interpolation.

Relative TSR
For the Relative TSR Performance Period

Achievement Level	Relative TSR Performance Goals	Percentage of Award Vesting on [●]
Below Threshold	Less than the 25th Percentile	[●]%
Threshold	25th Percentile	[●]%
Target	55th Percentile	[●]%
Stretch	Greater than or equal to 85th Percentile	[●]%

If, for the Relative TSR Performance Period, Relative TSR is greater than the threshold achievement level set forth above but less than the target achievement level set forth above, or is greater than the target achievement level set forth above but less than the stretch achievement level set forth above, then the percentage of the Award eligible to vest shall be determined using linear interpolation.